                                            Registration No. 33-
===================================================================
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                     ----------------------
                             FORM S-8

                     Registration Statement
                              Under
                    The Securities Act of 1933
                    --------------------------

           International Business Machines Corporation
           -------------------------------------------
       (Exact name of registrant as specified in its charter)

State of New York                         13-0871985
-----------------                         --------------
(State or other jurisdiction of           (I.R.S. Employer
incorporation or organization)            Identification No.)

Armonk, New York                               10504
---------------------                   -----------------
(Address of Principal Executive            (Zip Code)
Offices)


           IBM Extended Tax Deferred Savings Plan
            --------------------------------------
                   (Full title of the plan)
                 John E. Hickey, Secretary
          International Business Machines Corporation
                    Armonk, New York 10504
                        (914) 765-1900
               -----------------------------
             (Name, address and telephone number
              of agent for service)



                CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------
                             Proposed     Proposed     Amount
Title of                     maximum      maximum      of
securities     Amount        offering     aggregate    registration
to be          to be         price per    offering     fee
registered(1)  registered    obligation:  price (2):
 -----------  -----------    ----------   ---------    ------------
IBM ETDSP
Obligations   $300,000,000     100%      $300,000,000   $90,909.09


(1)The IBM ETDSP Obligations are unsecured obligations of International Business Machines Corporation to pay deferred compensation in the future in accordance with the terms of the IBM Extended Tax Deferred Savings Plan.

(2) Estimated solely for the purpose of determining the registration fee.
======================================================================

                                     Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Act"). These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the IBM Extended Tax Deferred Savings Plan (the "Plan").


                                    Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Annual Report of International Business Machines Corporation ("IBM") on Form 10-K for the fiscal year ended December 31, 1995 is incorporated herein by reference. All other reports filed since December 31, 1995 by IBM pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") are also incorporated by reference. All documents filed by IBM pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

The Plan was approved by the Board of Directors of IBM to be effective on and after January 1, 1995. $100,000,000 of IBM ETDSP Obligations were initially registered under Registration Statement No. 33-60237, which was filed with the Commission on June 15, 1995. $300,000,000 of additional Obligations are being registered herein pursuant to the instant Registration Statement, which Obligations are to be offered to certain eligible employees of IBM pursuant to the Plan.


The IBM ETDSP Obligations (the "Obligations") are general unsecured obligations of IBM to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of IBM, and rank pari passu with other unsecured and unsubordinated indebtedness of IBM from time to time outstanding.

The amount of compensation deferred by each Participant is determined in accordance with each Participant's Deferral Election Agreement under the Plan. Obligations in an amount equal to each Participant's Deferral Account (consisting of deferred amounts, IBM Matching Contributions and any appreciation or depreciation in value thereon) will be payable upon the Participant's termination or retirement if the balance of the Participant's Accounts is less than $25,000, or during the January following the calendar year of termination or retirement if the balance of the Participant's Accounts is $25,000 or more. Based on the Participant's election, balances in excess of $25,000 at retirement may be paid in installments over a period of up to 10 years.

Under the Plan, Obligations may be indexed, at the election of the Participant, to one or more of five investment funds offered to participants in the International Business Machines Tax Deferred Savings Plan (the "TDSP"). Each Participant's Obligations (i.e. Deferral Account) will be adjusted to reflect the investment experience of the underlying TDSP investment fund(s), including any appreciation or depreciation.

A Participant's Obligations cannot be alienated, sold, transferred, assigned, pledged, attached, garnished, impignorated, or otherwise encumbered, and pass only to a survivor beneficiary designated under the TDSP or IBM's Group Life Insurance Plan, or by written will or the laws of descent and distribution.

The Obligations are not subject to redemption, in whole or in part, prior to the termination, retirement or death of the Participant.
However, IBM reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect a Participant's right to Obligations in the amount of the Participant's Accounts as of the date of such amendment or termination.

The Obligations are not convertible into another security of IBM. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of IBM. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

Item 5.  Interests of Named Experts and Counsel.


    David S. Hershberg, Vice President and Assistant General Counsel of IBM, who has passed upon the legality of the IBM ETDSP Obligations offered hereby, is eligible for participation in the Plan.


Item 6.  Indemnification of Directors and Officers.

The By-Laws of IBM (Article VI, Section 6) provide the following:

          "The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, for which any director or officer of the Corporation served in any capacity at the request of the Corporation), by reason of the fact that such person or such person's testator or intestate was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be 'permitted' within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at any time."

The Certificate of Incorporation of IBM (Article ELEVEN) provides the following:

          "Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation's directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

With certain limitations, Sections 721 through 726 of the New York
Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or
(ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to such corporation's interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

In addition, IBM maintains directors' and officers' liability insurance policies.


Item 8.  Exhibits.

Exhibit Number                                         Reference
--------------                                        ---------
(4) Instruments defining the rights of security holders, including indentures


IBM Extended Tax Deferred Savings Plan
(Filed as Exhibit 10 to Form 10-Q of IBM dated March 31, 1996)


(5) Opinion re:  legality

     The opinion, dated March 14, 1997, of David S. Hershberg,
     duly admitted to practice in the State of New York and
     Vice President and Assistant General Counsel of IBM, as
     to the legality of the securities
     being registered herein    .....................    Exhibit 5

(15) Letter re:  unaudited interim financial
information...................................................None


(23) Consents of experts and counsel

     (a) the consent of Price Waterhouse LLP.......  Exhibit 23(a)

     (b) the consent of David S. Hershberg (included in Exhibit 5)


(24) Powers of attorney .........................       Exhibit 24


(28) Information from reports furnished to state insurance
     regulatory authorities.................................  None


(99) Additional Exhibits....................................  None

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act and each filing of the Plan's annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of North Castle, State of New York, on the 14 day of March 1997.

                      INTERNATIONAL BUSINESS MACHINES CORPORATION
                         By

                          /s/ JOHN E. HICKEY
                          -----------------------------
                         (John E. Hickey, Secretary)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                Title                            Date
---------------------------------------------------------------

Louis V. Gerstner, Jr.   Chairman of the Board  )
                         of Directors and Chief )
                         Executive Officer      )
                         (Principal Executive   )
                         Officer)               )
                                                )
                                                )
G. Richard Thoman        Senior Vice President  )
                         and Chief Financial    )
                         Officer (Principal     )
                         Financial Officer)     ) _____________
                                                ) John E. HICKEY,
                                                ) Attorney-in-Fact
John R. Joyce            Controller             ) March 14, 1997
                                                )
                         (Principal Accounting  )
                         Officer)               )
                                                )
Cathleen Black           Director               )
Harold Brown             Director               )
Juergen Dormann          Director               )
Nannerl O. Keohane       Director               )
Charles F. Knight        Director               )
Lucio A. Noto            Director               )
John B. Slaughter        Director               )
Alex Trotman             Director               )
Charles M. Vest          Director               )

The Plan. Pursuant the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Castle, State of New York, on March 14, 1997.


                     IBM Extended Tax Deferred Savings Plan
                     --------------------------------------
                        (Plan)

                           By: /s/ E.R.K. Prohl
                               ------------------
                             E.R.K. Prohl
                             Plan Administrator

                                 EXHIBIT INDEX

EXHIBIT NO.
-----------

    4                 IBM Extended Tax Deferred Savings Plan

    5                 Opinion of David S. Hershberg, Vice President and
                      Assistant General Counsel

  23(a)               Consent of Independent Accountants

  23(b)               Consent of Counsel (included in Exhibit 5)

   24                 Powers of Attorney